EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 22, 2012 (May 23, 2012, as to the adoption of Accounting Standards Updates (“ASU”) No. 2011-07, Presentation and Disclosure of Patient Service Revenue, Provision for Bad Debts, and the Allowance for Doubtful Accounts for Certain Healthcare Entities and ASU No. 2011-05, Presentation of Comprehensive Income as described in Note 1), relating to the consolidated financial statements of Community Health Systems, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company adopting ASU 2011-07 and ASU 2011-05), appearing in the current report on Form 8-K dated May 23, 2012. Additionally, we consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 22, 2012 relating to the Company’s consolidated financial statement schedule and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Community Health Systems, Inc. for the year ended December 31, 2011, and to the reference to us under the headings “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Nashville, Tennessee

May 23, 2012